SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                                    FORM 15
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    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
    OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE
    REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             COMMISSION FILE NUMBER:   1-13096


                      SANTA FE PACIFIC GOLD CORPORATION
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      6200 UPTOWN BOULEVARD NE, SUITE 400, ALBUQUERQUE, NEW MEXICO 87110
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      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                   COMMON STOCK, $0.01 PAR VALUE PER SHARE
          --------------------------------------------------------
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                    NONE
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           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A
          DUTY TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         RULE 12G-4(A)(1)(I)   (X)            RULE 12H-3(B)(1)(I)   (X)
         RULE 12G-4(A)(1)(II)  ( )            RULE 12H-3(B)(1)(II)  ( )
         RULE 12G-4(A)(2)(I)   ( )            RULE 12H-3(B)(2)(I)   ( )
         RULE 12G-4(A)(2)(II)  ( )            RULE 12H-3(B)(2)(II)  ( )
                                              RULE 15D-6            ( )

    APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
       DATE:  1

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, SANTA FE PACIFIC GOLD CORPORATION HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.


                                         SANTA FE PACIFIC GOLD CORPORATION

    DATE:    MAY 5, 1997                 BY: /s/ WAYNE JARKE
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                                            WAYNE JARKE, GENERAL COUNSEL